Exhibit 5.1

Charles J. Bair

T: +1 858 550 6142

cbair@cooley.com

May 15, 2017

Biocept, Inc.

5810 Nancy Ridge Drive

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Biocept, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 2,500,000 shares (the “Shares”) of the Company's Common Stock, $0.0001 par value, issuable pursuant to the Company’s 2013 Amended and Restated Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the Company’s certificate of incorporation and bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 t: (858) 550-6000 f: (858) 550-6420 cooley.com Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 t: (858) 550-6000 f: (858) 550-6420 cooley.com